EXHIBIT 10.23


           ConnecTen, L.L.C.                            Network Access Agreement
           2929 Elm Street
           Dallas, Texas 75226

Urban Cool Network. Inc. (hereafter referred to as "Customer") wishes to obtain access to certain networks using a network connection (hereafter referred to as Connection) described in Attachment A, and Connecten, L.L.C. (hereafter referred to as Connecten) wishes to provide access to the Internet to Customer via the Connection for the charges as described in Attachment A, pursuant to the terms and conditions of the Agreement. Attachment A is incorporated into this agreement as fully as if stated herein.

1. CONNECTEN'S DUTIES AND OBLIGATIONS: During the term hereof, Connecten shall provide Customer with access to the Internet through Connecten's network. Any and all access to other networks via Connecten's network must be in compliance with all policies and rules of those networks. Connecten exercises no control whatsoever over the content of any information passing through Connecten's network. Stated bandwidths apply only to the Customer to Connecten router port attachment described in Attachment A. No guarantee or representation of end-to-end bandwidth on the Internet is made. In the event that any telecommunication link supplied by telephone service provider as described in Attachment A suffers a disruption in service to Customer or Connecten, Connecten shall have no liability to Customer.

2. CUSTOMER'S DUTIES AND RESTRICTIONS: Customer shall provide all necessary preparations required to comply with Connecten's installation, maintenance and operational specifications; and will be responsible for all costs of relocation of services once installed by Connecten and/or its vendors; and will provide Connecten and/or its vendors reasonable access to Customer's premises to perform any acts as required by this Agreement.

      Connecten's services are only to be used for lawful purposes. Any transmission or re-transmission of material in violation of any Federal or State laws and or regulations is expressly prohibited. Customer is further bound by the terms of Connecten's Policies and Procedures, which may be amended from time to time at Connecten's sole discretion, and may be reviewed on Connecten's Web Page at www.connecten.net. Customer hereby acknowledges receipt of Connecten's current Policies and Procedures.

      As a Connecten customer you may not sell, assign, or transfer your service order without prior written consent of Connecten which consent will not be unreasonably withheld by Connecten. Connecten may at any time sell, assign, or transfer this agreement with no notice to Customer.

      The provision of Connecten's services and/or products is subject to Connecten's continuing approval of Customer's credit-worthiness. All Connecten customers shall furnish financial information as Connecten may from time to time request to re-determine credit-worthiness.

3. NON-CONNECTEN SUPPLIED HARDWARE/SOFTWARE: The installation and maintenance of all equipment and/or software products that are NOT provided by Connecten, are the responsibilities of Customer. Connecten will not be responsible for the installation and/or service on equipment and/or software that was not provided by Connecten. Customer is responsible for the use and compatibility of hardware and software not provided by Connecten. In the event that Customer uses hardware and/or software that impairs Customer's use of Connecten's services, Customer shall nonetheless be liable to continue making payments to Connecten. Upon notice from Connecten that hardware and/or software not provided by Connecten is causing, or, in the sole opinion of Connecten, is likely to cause hazard, interference or service obstruction, Customer shall eliminate the hazard, interference or service obstruction at once at Customer's sole cost and expense. Customer will, if necessary, pay Connecten to troubleshoot problems caused by such equipment and/or software not provided by Connecten. Connecten will not be responsible if any changes in hardware, software or services cause equipment not provided by Connecten to become obsolete, require modification or alteration, or in any other way affect the total performance of Connecten on an end-to-end basis and protect the Connecten backbone network and those networks attached to the Connecten network. In the case of Customer owned hardware and/or software connected to the Connecten network, Customer is totally responsible for any and all service of that equipment. Connecten, at its option, can supply technical services in the form of consulting and/or service to Connecten's

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      customers at their request. Such services are billed out at rates set on the Connecten pricing sheet and/or at rates that are in effect at the time such services are requested. Connecten has the right to refuse such technical services at its sole option. ON LEASED TELEPHONE LINES, NO MATTER WHO THE LEASING PARTY IS, Connecten MUST HAVE FREE AND OPEN ACCESS TO SUCH LINES. This will allow Connecten's operations staff to test and isolate any troubles the Customer and Connecten might experience.

4.    TERM: The term of this Agreement is set forth in Attachment A.

5     RATES: The monthly rates for services are set forth Attachment A.

6. SUCCESSFUL INSTALLATION: Successful installation is defined as the point in time when Connecten can send and receive a "ping" from Connecten's router to Customer's router.

7. PAYMENT: Any installation charges and an amount equal to the Total Monthly Fee, as described in Attachment A, is required to be paid at the time services are ordered. THESE CHARGES ARE NON-REFUNDABLE. Upon successful installation of the connection, the pro-rated amount of the current month's usage and the next month's usage will be due. Thereafter, payments shall be due on the first of each month. Payments are due in full no later than twenty (20) days after the first of each month. There is a five-(5) day grace period. Upon expiration of the five-(5) day grace period, Customer's service is subject to interruption. If service is interrupted for non-payment, a restoration fee of an amount equal to the Total Monthly Fee as described in Attachment A, shall be required for service to be restored. In the event that service is interrupted for non-payment, Customer's service shall not be restored until all current charges, including restoration fees, are paid in full. This policy shall be strictly enforced.

8. TERMINATION: Internet Access Service that is provided on a month to month basis may be canceled by either Connecten or Customer with one months notice in writing. Only a written request to terminate service relieves Customer from the obligation to pay your charges AT THE CONCLUSION OF THIRTY (30) DAYS. Internet Access Service that is provided for one year terms or longer, as described in Attachment A, may not be canceled by either Connecten or Customer unless such cancellation is agreed to by both parties in writing.

      In the event of termination of this Agreement, Connecten may:

            A. Accelerate all payments due under this agreement and declare them due immediately.

            B. Enter Customer's premises and repossess all hardware and/or software it loaned to Customer. Customer will provide Connecten full and free access to the hardware and/or software for this purpose; and,

            C. Deny Customer further access to the Internet hereunder without liability on the part of Connecten to Customer.

9. PAYMENT TERMS: A late payment charge at no more than 1 1/2% per month or fraction thereof may be assessed on payments not received by Connecten within 30 calendar days after due. The payment schedule is described in Attachment A.

10. CANCELLATION: If this Agreement is canceled by Connecten because of Customer's default, the total of payments described in Attachment A shall be accelerated and the total amount due shall be payable upon demand.

11. TAXES: Prices and fees are exclusive of all federal, state, municipal, or other government excise, duties, sales, use, occupational, or like taxes now or hereafter in force, and are therefore subject to increase in an amount equal to any tax Connecten may be required to collect or pay upon sale, licensing, or delivery of any services, other than federal, state, and local taxes based on Connecten's income. Customer agrees to pay Connecten for all such taxes upon receipt of the invoice therefor.

12. MODIFICATIONS: Customer shall not add to, delete from, or otherwise modify any router configuration without Connecten's prior written consent, and any unauthorized modifications shall void Connecten's warranty obligations in Section 5 hereof and terminate any obligation of Connecten to furnish support or revisions.

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13.   LIMITED WARRANTY; EQUIPMENT: All Connecten supplied Equipment is warranted against defects in materials and workmanship, under normal use and service, for a period of thirty (30) calendar days from the date of delivery and Successful Installation. In addition to the Connecten Limited warranty, Connecten passes through any applicable manufacturer's warranties to Customer.

      Connecten's sole obligation and liability under the above warranties shall be, at Connecten's option, either to repair or correct errors or defects. or to replace any defective Product or parts thereof. The above warranties are contingent upon Customer's promptly advising Connecten of any errors or defects. Connecten may require Customer to return any warranted Product to Connecten for inspection and/or repair. The above warranties are contingent upon proper use in the application for which the Products were intended and are not applicable to Products which have been modified without Connecten's approval, or errors/defects due to Customer neglect or misuse, accident, electrical power failure, or causes other than ordinary use.

            EXCEPT FOR THE FOREGOING, Connecten SHALL HAVE NO LIABILITY TO Customer OR ANY OTHER PARTY FOR ANY GENERAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM USE OR PERFORMANCE OF THE PRODUCTS OR SERVICES. NO OTHER WARRANTY IS EXPRESSED AND NONE SHALL BE IMPLIED. ANY AND ALL IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED.

14.   GENERAL:

      a) Connecten shall not be liable for delays in any of its performance hereunder resulting from act of God, war, civil disturbance, court order, labor dispute or other cause beyond its reasonable control.

      b) In the event that any action or proceeding is brought in connection with this Agreement, the prevailing party herein shall be entitled to recover its costs and reasonable attorney's fees.

      c) SERIAL NUMBERS. Customer releases Connecten from any and all responsibility for maintaining serial number integrity with respect to replaced and replacement equipment. Customer shall be solely responsible for notifying its lessors, secured creditors, and other similar parties of any equipment replacement and corresponding serial number changes, and shall hold Connecten harmless from all liability, loss, damage, cost, or expense arising from Connecten's furnishing of replacement equipment bearing serial numbers different from replaced equipment. Customer understands that the serial number(s) of any replacement equipment furnished by Connecten under the warranty provisions hereof, or any Equipment Replacement Agreement between Customer and Connecten, will differ from the serial number(s) of the equipment being replaced.

    Connecten, L.L.C.
    2929 Elm Street
    Dallas, Texas 75226


By: /s/ Fred W. Hogan                  By: /s/ Jacob R. Miles III
    ---------------------------             -------------------------------
Title: Vice President                   Title: CEO
       ------------------------                ----------------------------
Date: 10/15/98                          Date: 8/16/98
      -------------------------               -----------------------------
Name: Fred W. Hogan                     Name: Jacob R. Miles III
      -------------------------               -----------------------------

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                                  Attachment A

This Agreement is for a term of 1 year, This Agreement shall automatically renew at the end of the term unless either party notifies the other party in writing of its intention not to renew the Agreement at least 45 days before the end of the term. The renewal pricing shall be at Connecten's current pricing at the time of renewal as stated in Connecten's pricing literature.

Connecten shall provide Customer with a na circuit (hereafter referred to as "circuit") from Customer's network to Connecten's network. The circuit is being purchased from na and installed by na and/or their vendors. The circuit shall be installed at Customer's premises as shown below.

Customer's Premises for' location of circuit

The circuit shall provide a network connection with a bandwidth of na.
This stated bandwidth is only for the Connecten from Customer's router port to Connecten's router port. No guarantee or representation of end-to-end bandwidth on the Internet is made or implied.

The following Products and/or Services are included in this Agreement:

Description                                    Installation  Monthly Fee
10 megabit connection to Connecten network        1200.00       1200.00
with 1 meg available co-location services including: rack space, power, air, 24hr access, monitor, keyboard, and mouse
Dedicated use of the following servers:
Server A -- Intel P200. 128mb ram, 9 gig scsi disk, Dat tape drive
Server B -- Intel p200, 128mb ram, 4.5 gig scsi disk

Total Monthly Fee                                              1200.00

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                      [LETTERHEAD OF ALLEGIANCETELECOM,INC.]

June 2, 1999

To Our Customers at Connecten:

On March 31, 1999, our assets were acquired by Allegiance Telecom and our key team members accepted positions with Allegiance. Our team will continue to provide the same level of service for our customer base. They may contacted at Allegiance at the following numbers:

Fred Hogan               214-261-7759
Bruce Goldstein          214-261-7758
Roy Mers                 214-261-7471

Based in Dallas, Allegiance is developing a world class network in 24 markets within the United States. With more than $1 billion in cash, Allegiance was picked as the number one technology company in the Metroplex by the Dallas Business Journal. We believe our customers now have access to finest network, facilities and financial resources available in the United States.

Our facility at 2929 Elm will remain open for an interim period. It is anticipated that all facilities will be consolidated with the Allegiance network located at the Infomart in Dallas over the next few months. An open house for all of customers will be scheduled in June and we strongly encourage you to visit our new facilities.

Please continue to mail your payments to 2929 Elm as shown on the invoice with checks payable to Connecten. We anticipate changing the billing system to Allegiance on your next invoice.

Thank you for your business and we appreciate your support as a customer of Connecten.


/s/ Roy Mers              /s/ Bruce Goldstein         /s/ Fred Hogan
-----------------------   -------------------------   --------------------------
Roy Mers                  Bruce Goldstein             Fred Hogan